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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                     FORM 15
                   Certification and Notice of Termination of
             Registration under Section 12(g) of the Securities and
                       Exchange Act of 1934 or Suspension
               of Duty to File Reports under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934

                       COMMISSION FILE NUMBER: 001--05642

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                                DRAVO CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                11 Stanwix Street, Pittsburgh, Pennsylvania 15222
                                 (412) 995-5500
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                      INCLUDING AREA CODE, OF REGISTRANT'S
                          PRINCIPAL EXECUTIVE OFFICES)

                          Common Stock, $1.00 Par Value
               (TITLE OF CLASS OF SECURITIES COVERED BY THIS FORM)

                                      None
          (TITLE OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO
               FILE REPORTS UNDER SECTION 13(A) OR 15(D) REMAINS)

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                  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


            Rule 12g-4(a)(1)(i)       [x ]      Rule 12h-3(b)(1)(ii)      [  ]
            Rule 12g-4(a)(1)(ii)      [  ]      Rule 12h-3(b)(2)(i)       [  ]
            Rule 12g-4(a)(2)(i)       [  ]      Rule 12h-3(b)(2)(ii)      [  ]
            Rule 12g-4(a)(2)(ii)      [  ]      Rule 15d-6                [  ]
            Rule 12h-3(b)(1)(i)       [x ]


       Approximate number of holders of record as of the certification or notice date: 1

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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Dravo Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:    October 28, 1998                   BY:      /s/ Suzanne E. Ritzler
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                                                     Name: Suzanne E. Ritzler
                                                     Title: Secretary


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.